EXHIBIT NO. 99.(h) 9

AMENDMENT TO SHAREHOLDER SERVICING AGENT AGREEMENT

WHEREAS, MFS Variable Insurance Trust III, (the “Fund”) is a party to a Shareholder Servicing Agent Agreement, as amended, (the “Agreement”) with MFS Service Center, Inc. (“MFSC”); and

WHEREAS, MFSC and the Fund have agreed to amend the Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

Section 1.  Section 16 of the Agreement is amended to add the following Subsections to the end of that Section:

16.1     Forum Selection.   Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns must be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (and may not be brought or determined in any other forum or jurisdiction), and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the sole and exclusive jurisdiction of the aforesaid courts.

16.2     No Third Party Beneficiary.   This agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to shareholders of the Fund.

Section 2.  This Amendment shall be construed under and shall be governed by the laws of The Commonwealth of Massachusetts.

Section 3.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate original by its officers thereunto duly authorized, as of May 2, 2016.

MFS SERVICE CENTER, INC.

By:	MARGARHEETA C. WISE
Margarheeta C. Wise
President

MFS VARIABLE INSURANCE TRUST III

By:	KRISTIN V. COLLINS
Kristin V. Collins
Assistant Secretary